UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2006
CALPINE CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
Commission File Number: 001-12079
I.R.S. Employer Identification Number: 77-0212977
50 West San Fernando Street
San Jose, California 95113
Telephone: (408) 995-5115
(Address of principal executive offices and telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 — COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
     On April 4, 2006, as part of its ongoing efforts to restructure under Chapter 11 of the United States Bankruptcy Code, Calpine Corporation (the “Company”) announced a reduction in workforce of approximately 775, the closure of three offices and the potential sale of approximately 20 power plants in operation or under construction.
     The 775 affected workers were notified on or about April 4, 2006, and are in addition to the approximately 200 workers affected by a previous staff reduction who were notified on February 1, 2006. Approximately 100 workers were immediately affected by the announcement on April 4, 2006. The remaining staff reductions are expected to occur throughout the year and into 2007, with the majority of the workforce reduction expected to be completed by the end of 2006. The Company has estimated the severance costs with respect to the 775 workers to be in the range of approximately $22 to $25 million, all of which is expected to result in cash expenditures. Previously the Company disclosed that the February staff reductions were expected to result in cash severance expenditures of approximately $8 million.
     As noted above, to further reduce costs, the Company has initiated measures to close offices in Atlanta, Georgia, Boston, Massachusetts and Dublin, California. Day-to-day business operations will be primarily consolidated into the Company’s San Jose, California headquarters as well as its offices in Houston, Texas and Folsom, California. In addition, in connection with the office closures, the Company has filed, and in the future may file additional motions to reject certain real property leases pursuant to its Chapter 11 bankruptcy proceedings. Total costs and future cash expenditures to vacate these facilities are not expected to be material.
     The Company is not able to estimate the exit costs related to the approximately 20 power plants identified for potential sale at this time but will do so as its disposal strategy is further developed and implemented.
ITEM 2.06 — MATERIAL IMPAIRMENTS
     Although the Company expects that it will seek to sell the majority of the 20 power plants in operation or under construction by the end of 2006 as discussed in Item 2.05 above, the determination as to whether or not to sell a particular facility will be made on a case by case basis and will depend on the circumstances with respect to that facility. The Company believes that it is likely that material impairments will be recognized in the period ending December 31, 2005, as a result of its decision to seek to sell these assets; however, its determination is not yet complete, and the Company is not able to estimate the amount or range of potential impairment charges related to these plants at this time. Additionally, as previously disclosed, the Company expects to record material impairment charges related to projects in development and other assets but has not yet completed its determination of such charges.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION
By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Controller and Chief Accounting Officer

Date: April 10, 2006